Exhibit 99.1

ACME UNITED CORPORATION              NEWS RELEASE

CONTACT:	Paul G. Driscoll	Acme United Corporation	60 Round Hill Road	Fairfield, CT 06824
		Phone: (203) 254-6060	FAX: (203) 254-6521

 FOR IMMEDIATE RELEASE   March 1, 2012

ACME UNITED CORPORATION REPORTS 19% SALES INCREASE AND 50% INCREASE IN EARNINGS PER SHARE FOR THE FOURTH QUARTER

FAIRFIELD, CONN. – March 1, 2012 – Acme United Corporation (NYSE AMEX:ACU) today announced that net sales for the fourth quarter ended December 31, 2011 were $15.8 million, compared to $13.4 million in the comparable period of 2010, an increase of 19%.  Excluding sales resulting from the acquisition on February 28, 2011 of Pac-Kit, one of the oldest manufacturers of first aid products, comparable sales for the quarter ended December 31, 2011 increased by 9%. Net sales for the year ended December 31, 2011 were $73.3 million, compared to $63.1 million in 2010, an increase of 16% (8% excluding Pac-Kit).

Net income was $266,000, or $.09 per diluted share, for the quarter ended December 31, 2011, compared to $181,000 or $.06 per diluted share, for the comparable period last year, an increase of 49% in net income and 50% in diluted earnings per share.

Net income for the year ended December 31, 2011 was $2,811,000, or $.91 per diluted share, compared to $2,573,000, or $.81 per diluted share, last year, a 9% increase in net income and a 12% increase in diluted earnings per share.

Net sales for the quarter ended December 31, 2011 in the U.S. segment increased 22% compared to the same period in 2010. Net sales for the year ended December 31, 2011 in the U.S. segment increased 20% compared to 2010. Sales in the U.S. for both periods increased due to market share gains in the mass market channel, the addition of sales resulting from the acquisition of the Pac-Kit Company and increased distribution of first aid products.  Net sales in Canada for the three months ended December 30, 2011 were constant in both U.S dollars and local currency compared to the same period in 2010. Net sales in Canada for the year ended December 31, 2011 increased 10% in U.S. dollars (5% in local currency) compared to 2010.  Sales in Canada for the year increased primarily due to the introduction of new products.  European net sales for the three months ended December 31, 2011 increased 10% in both U.S. dollars and local currency, compared to the same period last year.  European net sales for the year ended December 31, 2011 decreased 2% in U.S. dollars (8% in local currency) compared to last year. These changes in European net sales in 2011 related primarily to the timing of mass market sales.

Gross margins were 36% in the fourth quarter of 2011 versus 38% in the comparable period last year.  Gross margins were 36% for the year ended December 31, 2011 compared to 37% for the comparable period last year.  The decline in gross margins for the quarter and year, as anticipated, were primarily due to the addition of the Pac-Kit line of products, which have lower gross margins than the Company’s historical average gross margins.

Operating profit was $522,000 for the quarter ended December 31, 2011 compared to $77,000 for the comparable period last year. Operating profit was $4,285,000 for the year ended December 31, 2011 compared to $2,980,000 for the comparable period last year, an increase of 43%.

The effective tax rate for the year ended December 31, 2011 was 30%, compared to 12% in the same period of 2010.  The effective tax rate for 2010 reflected approximately $360,000 of tax benefits associated with the Company’s donation of land to the City of Bridgeport, CT.

Walter C. Johnsen, Chairman and CEO said, “Acme United had record revenue and strong operating performance in 2011.  We are particularly pleased with sales of our new products and the successful integration of the Pac-Kit company.  We enter 2012 with strong business prospects and enthusiasm.”

The Company’s bank debt less cash and cash equivalents on December 31, 2011 was $9.7 million compared to $6.9 million on December 31, 2010.  On February 28, 2011, the Company paid approximately $3.4 million in cash for Pac-Kit.

ACME UNITED CORPORATION is a leading worldwide supplier of innovative cutting, measuring and safety products to the school, home, office, hardware and industrial markets. Its leading brands include Westcott®, Clauss®, Camillus®, PhysiciansCare ® and Pac-Kit®.

Forward-looking statements in this report, including without limitation, statements related to the Company’s plans, strategies, objectives, expectations, intentions and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Investors are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, the following:  (i) the Company’s plans, strategies, objectives, expectations and intentions are subject to change at any time at the discretion of the Company; (ii) the impact of current uncertainties in global economic conditions and the ongoing financial crisis affecting the domestic and foreign banking system and financial markets, including the impact on the Company’s suppliers and customers (iii) currency fluctuations (iv) the Company’s plans and results of operations will be affected by the Company’s ability to manage its growth, (v) the Company’s ability to successfully integrate acquired business; and (vi) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

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ACME UNITED CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
YEAR END REPORT 2011
(Unaudited)

	Quarter Ended	Quarter Ended
Amounts in $000's except per share data	December 31, 2011	December 31, 2010

Net sales	$15,836	$13,360
Cost of goods sold	10,143	8,316
Gross profit	5,693	5,044
Selling, general, and administrative expenses	5,171	4,968
Income from operations	522	76
Interest expense	(100)	(84)
Interest income	37	48
Net interest expense	(63)	(36)
Other (expense) income, net	(6)	108
Total other (expense) income, net	(69)	72
Pre-tax income	453	148
Income tax expense (benefit)	187	(33)
Net income	$266	$181

Shares outstanding - Basic	3,125	3,065
Shares outstanding - Diluted	3,125	3,121

Earnings per share basic	$0.09	$0.06
Earnings per share diluted	0.09	0.06

ACME UNITED CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
YEAR END REPORT 2011 (cont.)
(Unaudited)

	Year Ended	Year Ended
Amounts in $000's except per share data	December 31, 2011	December 31, 2010

Net sales	$73,302	$63,149
Cost of goods sold	46,977	39,784
Gross profit	26,325	23,365
Selling, general, and administrative expenses	22,040	20,385
Income from operations	4,285	2,980
Interest expense	(404)	(301)
Interest income	150	160
Net interest expense	(254)	(142)
Other (expense) income, net	(4)	72
Total other (expense), net	(259)	(69)
Pre-tax income	4,026	2,911
Income tax expense	1,215	338
Net income	$2,811	$2,573

Shares outstanding - Basic	3,100	3,129
Shares outstanding - Diluted	3,100	3,194

Earnings per share basic	$0.91	$0.82
Earnings per share diluted	0.91	0.81

ACME UNITED CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
YEAR END REPORT 2011
(Unaudited)

Amounts in $000's	December 31, 2011	December 31, 2010

Assets:
Current assets:
Cash	$7,853	$6,601
Accounts receivable, net	12,904	12,331
Inventories	24,495	22,293
Prepaid and other current assets	1,270	1,402
Total current assets	46,522	42,627

Property and equipment, net	2,506	2,216
Long term receivable	1,766	1,839
Other assets	4,428	2,899
Total assets	$55,222	$49,581

Liabilities and stockholders' equity:
Current liabilities
Accounts payable	$4,935	$5,679
Other current liabilities	3,769	3,539
Total current liabilities	8,705	9,218
Non-current liabilities
Long term debt	17,568	13,522
Other non current liabilities	1,174	1,489
Total liabilities	27,447	24,229
Total stockholders' equity	27,775	25,352
Total liabilities and stockholders' equity	$55,222	$49,581